EXHIBIT 99

     Direct General Corporation Announces Second Quarter Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 3, 2004--Direct General Corporation (Nasdaq: DRCT) today announced second quarter 2004 net income of $16.0 million or $0.70 per share, on a diluted basis. Comparatively, net income for the second quarter of 2003 was $10.1 million, which included the after-tax impact of net realized gains on investments of $1.1 million. Net realized losses on investments were insignificant in the current quarter. Net income for the quarter, excluding net realized gains and losses on investments, increased 76.8% over the corresponding period in 2003.
    "We are very pleased with our results for the second quarter of 2004 as our business continues to track in line with our expectations for the year," stated William Adair, Direct's chairman, chief executive officer and president. "Year to date, gross revenues increased 21% and net income increased approximately 56%. We recently began installing our agency systems into some of the independent agency offices in Texas in anticipation of our acquisition of these offices at the end of the year. We are also actively pursuing sales office locations in our expansion states of Missouri and Virginia. In addition to our core business, we remain excited about our additional ancillary income opportunities in the second half of 2004."
    For the three months ended June 30, 2004, gross premiums written increased 15.8% to $101.8 million while gross revenues increased 19.4% to $129.1 million, as compared to the same period in 2003. Net premiums written for the second quarter of 2004 increased 78.8% to $85.8 million as compared to the second quarter of 2003 due to the growth in gross premiums written and an increase in the percentage of business retained to 84.3% from 54.6%. Net premiums earned, a function of net premiums written in the current and prior periods, were $93.3 million and $53.7 million in the three months ended June 30, 2004 and 2003, respectively.
    Net loss ratios, which include both losses and loss adjustment expenses, were 73.2% and 74.7% for the second quarter of 2004 and 2003, respectively. The combined ratio was 75.4% in the second quarter of 2004, as compared to 76.1% for the corresponding period in 2003. During the second quarter of 2004, the Company increased its reserves for prior accident quarters by $0.7 million, which increased the loss and combined ratio by 0.7 points. In comparison, the Company's net loss ratio and combined ratio were increased by approximately 2.2 points of weather related losses and 0.5 points of unfavorable development in the second quarter of 2003.

    Conference Call

    The Company will hold a one-hour conference call to discuss its second quarter 2004 results at 11:00 a.m. (EST), August 4, 2004. The conference call will be broadcast over the Internet. To listen to the call via the Internet, go to Direct's website, www.direct-general.com, click on Investors and follow the instructions at the webcast link. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The archived webcast will be available shortly after the call on the Company's website until the Company's next conference call.

    GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed primarily by employee-agents. Direct's operations are concentrated in the southeastern part of the United States. Additional information about Direct can be found online at www.direct-general.com.

    Safe Harbor Statement

    This press release contains statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
    These statements can be identified from the use of the words "may", "should", "could", "potential", "continue", "plan", "forecast", "estimate", "project", "believe", "intend", "anticipate", "expect", "target", "is likely", "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.
    Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.
    In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                        (Unaudited)                 (Unaudited)
                     Three Months Ended          Six Months Ended
                          June 30,                    June 30,
                  ----------------------------------------------------
                                       %                          %
                    2004      2003   Change   2004      2003    Change
                  ----------------------------------------------------
                       (In thousands - except per share amounts)
Revenues
  Premiums
   earned         $93,297   $53,776   73.5  $176,304  $101,451   73.8
  Finance income   12,702    11,220   13.2    25,463    22,447   13.4
  Commission and
   service fee
   income          11,980     7,499   59.8    25,475    15,998   59.2
  Net investment
   income           2,621     1,550   69.1     4,897     2,931   67.1
 Net realized
  gains (losses)
  on securities
  and other            (9)    1,655     NM        60     1,921     NM
----------------------------------------------------------------------
  Total revenues  120,591    75,700   59.3   232,199   144,748   60.4
----------------------------------------------------------------------
Expenses
 Insurance
  losses and
  loss
  adjustment
  expenses         68,262    40,191   69.8   129,087    74,989   72.1
 Selling,
  general and
  administrative
  costs            25,148    17,651   42.5    50,388    34,982   44.0
 Interest
  expense           1,539     1,805  (14.7)    2,891     3,372  (14.3)
----------------------------------------------------------------------
  Total expenses   94,949    59,647   59.2   182,366   113,343   60.9
----------------------------------------------------------------------
 Income before
  income taxes     25,642    16,053   59.7    49,833    31,405   58.7
 Income tax
  expense           9,624     5,919   62.6    18,797    11,461   64.0
----------------------------------------------------------------------
  Net income       16,018    10,134   58.1    31,036    19,944   55.6
----------------------------------------------------------------------
 Preferred stock
  dividends -
  Series B              -       141     NM         -       281     NM
----------------------------------------------------------------------
  Net income
   available
   to common
   shareholders   $16,018    $9,993   60.3   $31,036   $19,663   57.8
----------------------------------------------------------------------

Earnings per
 Share
Numerator:
 Net income
  available to
  common
  shareholders    $16,018    $9,993          $31,036   $19,663
 Dividends paid
  to preferred
  shareholders          -       261                -       521
------------------------------------        -------------------
 Income for
  purposes of
  computing
  diluted
  earnings per
  common share    $16,018   $10,254          $31,036   $20,184
------------------------------------        -------------------
Denominator:
 Weighted
  average common
  shares
  outstanding    22,239.2  12,119.1         21,871.1  12,119.1
 Dilutive stock
  options           602.5     310.7            718.1     310.7
 Dilutive
  preferred
  stock                 -   5,264.0                -   5,264.0
------------------------------------        -------------------
 Weighted
  average common
  shares
  outstanding
  for purposes
  of computing
  diluted
  earnings per
  common share   22,841.7  17,693.8         22,589.2  17,693.8
------------------------------------        -------------------

Basic earnings
 per common
 share              $0.72     $0.82            $1.42     $1.62
------------------------------------        -------------------
Diluted earnings
 per common
 share              $0.70     $0.58            $1.37     $1.14
------------------------------------        -------------------

NM = Not Meaningful


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)
                                     June 30,   December 31,     %
                                       2004         2003       Change
                                    ----------------------------------
                                         (In thousands)
Assets
 Investments:
   Debt securities
    available-for-sale,
    at fair value                     $293,871     $264,998      10.9
   Short-term investments                2,038        1,322      54.2
----------------------------------------------------------------------
    Total investments                  295,909      266,320      11.1
 Cash and cash equivalents              95,681       87,342       9.5
 Finance receivables, net              236,302      201,271      17.4
 Reinsurance balances receivable        48,471       57,472     (15.7)
 Prepaid reinsurance premiums           44,902       56,397     (20.4)
 Other assets                           99,171       82,352      20.4
----------------------------------------------------------------------
    Total assets                      $820,436     $751,154       9.2
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
 Loss and loss adjustment expense
  reserves                            $116,629     $112,618       3.6
 Unearned premiums                     248,636      213,250      16.6
 Reinsurance balances payable and
  funds held                            49,529       62,223     (20.4)
 Notes payable                         152,690      148,946       2.5
 Other liabilities                      32,470       36,722     (11.6)
----------------------------------------------------------------------
    Total liabilities                  599,954      573,759       4.6
----------------------------------------------------------------------

----------------------------------------------------------------------
 Shareholders' equity
     Common stock                      108,769       91,853      18.4
     Retained earnings                 115,018       85,735      34.2
     Accumulated other comprehensive
      income                            (3,305)        (193)       NM
----------------------------------------------------------------------
    Total shareholders' equity         220,482      177,395      24.3
----------------------------------------------------------------------
       Total liabilities and
        shareholders' equity          $820,436     $751,154       9.2
----------------------------------------------------------------------
NM = Not Meaningful


                      DIRECT GENERAL CORPORATION
                SELECTED FINANCIAL DATA AND KEY RATIOS

    The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):

                             (Unaudited)              (Unaudited)
                          Three Months Ended        Six Months Ended
                              June 30,                  June 30,
                      ------------------------------------------------
                                         %                        %
                         2004    2003  Change    2004     2003  Change
                      ------------------------------------------------
Gross premiums
 written
   Florida              $52.2   $46.7   11.8   $136.1   $117.6   15.7
   Tennessee             13.6    13.2    3.0     37.0     34.1    8.5
   Georgia                6.7     5.0   34.0     19.0     16.9   12.4
   Louisiana              6.1     5.8    5.2     18.6     16.3   14.1
   Texas                  8.0     3.6  122.2     15.0      5.4  177.8
   Mississippi            5.0     4.0   25.0     15.1     12.4   21.8
   All other states      10.2     9.6    6.3     30.0     25.8   16.3
----------------------------------------------------------------------
Gross premiums
 written               $101.8   $87.9   15.8   $270.8   $228.5   18.5
Ancillary income         24.7    18.7   32.1     50.9     38.4   32.6
Net investment income     2.6     1.5   73.3      4.9      3.0   63.3
----------------------------------------------------------------------
   Gross revenues (1)   129.1   108.1   19.4    326.6    269.9   21.0
Ceded premiums
 written                (16.0)  (39.9) (59.9)   (47.6)  (104.6) (54.5)
Change in net
 unearned premiums        7.5     5.8   29.3    (46.9)   (22.5) 108.4
Net realized gains on
 securities and other       -     1.7     NM      0.1      1.9  (94.7)
----------------------------------------------------------------------
   Total revenues      $120.6   $75.7   59.3   $232.2   $144.7   60.5
----------------------------------------------------------------------
Gross premiums
 written               $101.8   $87.9   15.8   $270.8   $228.5   18.5
Ceded premiums
 written                (16.0)  (39.9) (59.9)   (47.6)  (104.6) (54.5)
----------------------------------------------------------------------
   Net premiums
    written             $85.8   $48.0   78.8   $223.2   $123.9   80.1
----------------------------------------------------------------------
Gross premiums earned  $120.4   $98.4   22.4   $235.4   $186.2   26.4
Ceded premiums earned   (27.1)  (44.7) (39.4)   (59.1)   (84.8) (30.3)
----------------------------------------------------------------------
   Net premiums
    earned              $93.3   $53.7   73.7   $176.3   $101.4   73.9
----------------------------------------------------------------------
Key Financial Ratios
--------------------
Loss ratio - net (2)     73.2%   74.7%           73.2%    73.9%
Expense ratio -
 net (3)                  2.2%    1.4%            1.3%   (0.1%)
--------------------------------------        -----------------
  Combined ratio -
   net (4)               75.4%   76.1%           74.5%    73.8%
--------------------------------------        -----------------

(1) Gross Revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.


    CONTACT: Direct General Corporation, Nashville
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             Email: bill.harter@directins.com